Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Vapor Corp. (the “Company”) on Amendment No 3 to Form S-1 of our report on the audit of Vaporin, Inc. dated May 12, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Vaporin Corp. as of December 31, 2014 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ RBSM, LLC
RBSM, LLC
Las Vegas, NV
July 23 , 2015